Exhibit 10.1

FIRST AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Amendment to Lease (“Amendment”)   dated

April 19, 2018

, is by and between   THE

IRVINECOMPANYLLC,aDelawarelimitedliabilitycompany(“Landlord”),andNOVUS THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

II.	RECITALS.

Landlord and Tenant (as successor in interest to Otic Pharma, Inc., a Delaware corporation) entered into an office space lease dated September 2, 2015 (the “Lease”) for space consisting of 5,197 rentable square feet (“Premises”) known as Suite No. 550 in the building located at 19900 MacArthur Boulevard, Irvine, California (the “Building”).

Landlord and Tenant each desire to modify the Lease to extend the Lease Term, adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.	MODIFICATIONS.

A.	Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.	Item 5 is hereby deleted in its entirety and the following substituted in lieu thereof:

“5. Lease Term: The Term of this Lease shall  expire  at  midnight  on  September 30, 2021.”

2.	Effective as of October 1, 2018, Item 6 shall be amended by adding the following:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent (rounded to the nearest dollar)
10/1/18 to 9/30/19	$2.97	$15,435.00
10/1/19 to 9/30/20	$3.10	$16,111.00
10/1/20 to 9/30/21	$3.24	$16,838.00

3.	Effective as of October 1, 2018, Item 7 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

“7. Property Tax Base: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2019 (the “Base Year”).

Project Cost Base: The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period: Every 12 month period during the Term (or portion thereof during the first and last Lease years) ending June 30.”

B.	Security Deposit. No additional security deposit shall be required in connection with this Amendment.

C.

Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to pay Landlord for Tenant’s Share of Operating Expense excess accruing during the period commencing October 1, 2018 and ending September 30, 2019.

D.

Parking. Notwithstanding any contrary provision in Exhibit F to the Lease, “Parking,” during the period commencing October 1, 2018 and ending September 30, 2021, the parking charge for the Parking Passes shall be $50.00 per Parking Pass  per  month. From and after October 1, 2021, the parking charge shall be at Landlord’s scheduled parking rates from time to time.

E.

Tenant Improvements.  Landlord shall cause its contractor to make such improvements  to the Premises as may be specified by Tenant and approved by Landlord (“Tenant Improvements”). All such improvements shall be set forth at one time by Tenant as part of a single plan, it being understood that Landlord shall not be required to undertake multiple jobs. All materials and finishes utilized in completing the Tenant Improvements shall be Landlord’s building standard. Should Landlord submit any matter to Tenant for approval, Tenant shall approve or reasonably disapprove same (with reasons specified) within 3 business days.

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Landlord’s total contribution for the Tenant Improvements shall not exceed $21,655.00 (“Landlord Contribution”), based on $5.00 per usable square foot of the Premises. It is understood that Landlord shall be entitled to a supervision/administrative fee equal to 3% of the total hard and soft construction cost, which fee shall be paid from the Landlord Contribution. Any excess cost shall be borne solely by Tenant and shall be paid to Landlord within 10 days following Landlord’s billing for such excess cost. Tenant understands and agrees that any portion of the Landlord Contribution not utilized by Tenant as part of the single improvement project on or before June 30, 2019, shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply any such savings toward additional work; provided, however, that Tenant may, upon written request delivered to Landlord not later than October 1, 2018, apply any unused sums of the Landlord Contribution to the Basic Rent amortized on a straight-line basis over the Term commencing October 1, 2018 and ending September 30, 2021. Landlord and Tenant shall memorialize any such reduction in the Basic Rent on a form provided by Landlord.

Notwithstanding the foregoing, Tenant may utilize all or a portion of the Landlord Contribution toward the out-of-pocket expenses incurred by Tenant for the purchase, refurbishment and/or installation of furniture for the Premises, and telephone and data cabling costs. Tenant shall be reimbursed for such expenses by submitting copies of all supporting third-party invoices to Landlord by June 30, 2019. Landlord shall reimburse Tenant in one installment within 30 days following receipt of all such invoices.

It is understood that the Tenant Improvements shall be done during Tenant’s occupancy of the Premises. In this regard, Tenant agrees to assume any risk of injury, loss or damage which may result and that no rental abatement shall result while the Tenant Improvements are completed in the Premises. Tenant further agrees that it shall be  solely responsible for relocating its office equipment, furniture and furnishings in the Premises to accommodate such improvement work.

F.

Release of Guarantor’s Liability. It is understood that the Lease is presently guaranteed by OTIC Pharma Ltd., an Israel company (“Guarantor”), pursuant to a Guarantee of Lease dated September 2, 2015. Effective as of the date of this Amendment, and provided that Tenant is not then in Default under the Lease and is not a debtor in any bankruptcy or insolvency proceedings, Guarantor shall be released from any further obligations under that Guarantee.

IV.	GENERAL.

A.	Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.

Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.

Counterparts; Digital Signatures. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Amendment, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

D.

Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.

Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.	California Certified Access Specialist Inspection. Pursuant to California Civil Code

§ 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state  law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements

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for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises." If Tenant requests to perform a CASp inspection of the Premises, Tenant shall, at its cost, retain a CASp approved by Landlord (provided that Landlord may designate the CASp, at Landlord’s option) to perform the inspection of the Premises at a time agreed upon by the parties. Tenant shall provide Landlord with a copy of any report or certificate issued by the CASp (the "CASp Report") and Tenant shall, at its cost, promptly complete any modifications necessary to correct violations of construction related accessibility standards identified in the CASp Report, notwithstanding anything to the contrary in this Lease. Tenant agrees to keep the information in the CASp Report confidential except as necessary for the Tenant to complete such modifications.

G.	Attorneys’ Fees. The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

H.

Nondisclosure of Lease Terms. Tenant acknowledges that the content of this  Amendment and any related documents are confidential information. Except to  the  extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under the Lease or pursuant to legal requirement.

I.

Brokers. Article 18 of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Hughes Marino, Inc. / Irvine (“Tenant’s Broker”) is the agent of Tenant exclusively.  By the execution of this Amendment, each  of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements  of California Civil Code 2079.16, and (b) the agency relationships specified herein, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker. If there is no Tenant’s Broker so identified herein, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Amendment, Landlord and Tenant are executing the confirmation of the agency relationships set forth herein. The warranty and indemnity provisions of Article 18 of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

V.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:

THE IRVINE COMPANY LLC,

a Delaware limited liability company

By

Steven M. Case

Executive Vice President Office Properties

By

Christopher J. Popma

Regional Vice President, Operations Office Properties

TENANT: NOVUS THERAPEUTICS, INC., a Delaware corporation By Printed Name Gregory J. Flesher Title CEO By Printed Name Title

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